UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2013

HIGHER ONE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34779	26-3025501
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

115 Munson Street
New Haven, CT 06511
(Address of principal executive offices and zip code)

(203) 776-7776
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 1, 2013, the board of directors of Higher One Holdings, Inc. (the "Company") elected Samara Braunstein as a class III director with a term expiring at the 2016 annual meeting of stockholders.

In accordance with the Company's current compensation arrangements for non-employee directors, as described in the Company's 2013 proxy statement, Ms. Braunstein will receive an annual cash retainer of $35,000 and an initial equity grant, and thereafter annual equity grants, under the Company's Amended and Restated 2010 Equity Incentive Plan in amounts set by the compensation committee.  The Company will enter into an indemnification agreement with Ms. Braunstein in the form provided to other directors of the Company.

Ms. Braunstein is a strategic marketing consultant, and the founder of HudsonView Group Associates, LLC.  Prior to that, she was the Founder and Chief Executive Officer of Wellgate Products, LLC, an over-the-counter consumer healthcare products company with distribution nationwide and in Canada through many of the largest retail chains, from 2003 until 2008, when the business was acquired by a strategic buyer.  Previously, she was a Director in Interactive Marketing at America Online, Inc. (then a subsidiary of AOL Time Warner Inc.), and held a variety of consumer marketing roles at Warner-Lambert Company and Revlon, Inc.  She has also worked in private equity at Golder, Thoma & Cressey, and began her career in Mergers and Acquisitions at The First Boston Corporation.  Ms. Braunstein is a member of the Dean's Advisory Committee and the Honors Alumni Council at the University of Michigan.  Ms. Braunstein holds a BA in Economics from the University of Michigan.  The Company believes that Ms. Braunstein's entrepreneurial experience, her experience in consumer marketing and media, and her finance background will contribute valuable perspective to the board.

Item 8.01. Other Events.

On July 26, 2013, Higher One, Inc. ("Higher One") acquired certain technology assets from PayDivvy, Inc. for consideration of $120,000.  A copy of the press release that was filed by Higher One is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.
(d)            Exhibits
99.1	Press release issued by Higher One on August 1, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 1, 2013

HIGHER ONE HOLDINGS, INC.

By:  /s/ Mark Volchek
      _____________________________
       Mark Volchek
       Chief Executive Officer